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                                                                   EXHIBIT 99.1


                           [ONEIDA NEWS RELEASE LOGO]



INVESTOR RELATIONS CONTACTS:                        PRESS CONTACTS:
Gregg Denny,                                        David Gymburch,
Chief Financial Officer                             Corporate Public Relations
Oneida Ltd.  (315) 361-3138                         Oneida Ltd. (315) 361-3271


FOR IMMEDIATE RELEASE

              ONEIDA LTD. OBTAINS FURTHER EXTENSIONS OF WAIVERS AND
             FURTHER DEFERRALS FROM LENDERS, THROUGH APRIL 14, 2004;
       - NO LONGER IN DISCUSSIONS WITH POTENTIAL PRIVATE EQUITY INVESTOR -


ONEIDA, NY - March 31, 2004 - Oneida Ltd. (NYSE:OCQ) today announced that it has obtained further waiver extensions through April 14, 2004 from its lenders in regard to the company's financial covenants and in respect to certain payments that are due. Previously announced waivers were effective through March 31, 2004.

Oneida's bank lenders agreed to further postpone, until April 14, 2004, reductions of $5 million, $10 million and $20 million in the company's credit availability that originally were scheduled to take effect on November 3, 2003, January 30, 2004 and February 7, 2004, respectively, under the company's revolving credit agreement. Oneida's senior note holders also agreed to further defer until April 14, 2004 a $3.9 million payment from the company that was originally due on October 31, 2003.

As was previously announced, Oneida is in discussions with its lenders and potential new financing sources to restructure its existing indebtedness and provide ongoing liquidity, and continues to provide lenders with updated financial information regarding its operations and restructuring plans. The company expects there will be further deferrals of the above credit availability reductions and principal payment until appropriate modifications to its credit facilities have been agreed upon.

Oneida also announced today that it no longer is in discussions with a private equity investor with respect to a potential preferred equity investment in the company, because the company and the investor could not come to an agreement on terms. Oneida previously announced on March 17, 2004 that it has been in discussions with an investor.

Oneida Ltd. is a leading source of flatware, dinnerware, crystal, glassware and metal serveware for both the consumer and foodservice industries worldwide.


                                    - more -




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Forward Looking Information

With the exception of historical data, the information contained in this Press Release, as well as those other documents incorporated by reference herein, may constitute forward-looking statements, within the meaning of the Federal securities laws, including but not limited to the Private Securities Litigation Reform Act of 1995. As such, the Company cautions readers that changes in certain factors could affect the Company's future results and could cause the Company's future consolidated results to differ materially from those expressed or implied herein. Such factors include, but are not limited to: changes in national or international political conditions; civil unrest, war or terrorist attacks; general economic conditions in the Company's own markets and related markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; significant increases in interest rates or the level of the Company's indebtedness; inability of the Company to maintain sufficient levels of liquidity; failure of the Company to obtain needed waivers and/or amendments relative to its financing agreements; foreign currency fluctuations; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's key executives, major customers or suppliers; underutilization of or negative variances at some or all of the Company's plants and factories; the Company's failure to achieve the savings and profit goals of any planned restructuring or reorganization programs; international health epidemics such as the SARS outbreak; the impact of changes in accounting standards; potential legal proceedings; changes in pension and medical benefit costs; and the amount and rate of growth of the Company's selling, general and administrative expenses.